PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 37 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                         Dated February 1, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2001

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2001) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                  $65,000,000

Maturity Date:                     November 7, 2001

Settlement and Original
    Issue Date:                    February 7, 2000

Interest Accrual Date:             February 7, 2000

Issue Price:                       100%

Specified Currency:                U.S. Dollars

Redemption Percentage
    at Maturity:                   100%

Base Rate:                         LIBOR

Spread (Plus or Minus):            Plus 0.12% per year

Spread Multiplier:                 N/A

Index Currency:                    U.S. Dollars

Index Maturity:                    3 months

Maximum Interest Rate:             N/A

Minimum Interest Rate:             N/A

Initial Interest Rate:             To be determined two London banking
                                   days prior to the Original Issue Date

Initial Redemption Date:           N/A

Initial Redemption
    Percentage:                    N/A

Annual Redemption
    Percentage Reduction:          N/A

Optional Repayment
    Date(s):                       N/A

Interest Payment Date(s):          Each February 7, May 7, August 7 and November
                                   7, commencing May 7, 2000; provided that if that day is not a business day, the interest payment date will be the next succeeding day that is a business day

Interest Payment Period:           Quarterly

Interest Reset Dates:              Each Interest Payment Date

Interest Reset Periods:            The period from and including the previous
                                   interest reset date and to but excluding the immediately succeeding interest reset date.

Business Day:                      New York

Calculation Agent:                 The Chase Manhattan Bank

Agent:                             Morgan Stanley & Co. International Limited

Denominations:                     $100,000

Common Code:                       107056391

ISIN:                              XS01070563917

Other Provisions:                  N/A


            Terms not defined above have the meanings given to those
               terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER